Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated October 7, 2009

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated October 7, 2009

                                                                      J.P.Morgan

J.P. Morgan U.S. Sector Efficiente Index
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Performance Update - October 2009
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OVERVIEW

The J.P. Morgan U.S. Sector Efficiente Index (the "Index", or the "Strategy")
is a J.P. Morgan strategy that seeks to generate returns through the dynamic selection of up to ten equity sector indices (the "Sector Constituents") based on a modern portfolio theory approach to portfolio allocation.

Hypothetical and Actual Historical
Performance - Aug 2, 2001 to Sept 30, 2009(1)

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Key Features of the Index
[]   Dynamic exposure to a portfolio of U.S. equity sectors that is rebalanced monthly based on a rules-based methodology with a target annualized volatility of 8% or less;
[]   Algorithmic portfolio construction intended to utilize momentum across global equity sectors to inform portfolio allocation across U.S. equity sectors;
[]   Provides an alternative approach to investing in U.S. equities;
[]   Levels published on Bloomberg under the ticker SXJPUS8E.

Recent Index Performance(1)
                                 July      Aug        Sep
                                 2009      2009       2009
-----------------------------------------------------------
Hypothetical and Actual         1.78%     0.87%      2.55%
Historical Performance
-----------------------------------------------------------

Hypothetical and Actual Historical Volatility  -
November 1, 2001 to September 30, 2009(3)

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Recent Index Composition(2)
Sector Constituents:                          August 2009         September 2009
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S&P 500 Energy TR Index                             0.00%                  0.00%
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S&P 500 Materials TR Index                          0.00%                  0.00%
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S&P 500 Industrials TR Index                        0.00%                  0.00%
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S&P 500 Consumer Discretionary TR Index             0.00%                  0.00%
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S&P 500 Consumer Staples TR Index                  25.00%                 25.00%
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S&P 500 Health Care TR Index                       25.00%                 20.71%
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S&P 500  Financials Total Return Index              0.00%                  0.00%
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S&P 500  Information Technology
  Total Return Index                                7.81%                 14.64%
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S&P 500  Telecommunications
  Total Return Index                                4.41%                  0.00%
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S&P 500  Utilities Total Return Index               0.00%                  0.00%
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                                                                 October 7, 2009

Comparative Hypothetical and Actual Performance(%), Standard Deviations(%), Correlations, and Sharpe Ratio

	Year to Date Performance[1]	Three Year Annualized Performance[1]	Five Year Annualized Performance[1]	Five Year Annualized Volatility[4]	Correlation[5]	Sharpe Ratio[6]
U.S Sector Efficiente Index	3.81%	0.80%	3.63%	9.08%	1.0	0.40
S&P 500® Index	12.61%	-7.51%	-1.05%	20.65%	.54	-0.05

Notes

1 Represents the continuously compounded positive or negative weekly performance of the Index based on, as applicable to the relevant measurement period, the hypothetical back-tested Index closing levels from August 2, 2001 through September 1, 2009, and the actual historical performance of the Index based on the Index closing levels from September 2, 2009 through September 30, 2009, as well as the performance of the S&P 500® Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period. There is no guarantee that the Strategy will outperform the S&P500® Index or any alternative strategy. In addition, there is no assurance that the continuously compounded Strategy performance will reflect the return calculated for any security linked to the Strategy. Source: Bloomberg and JPMorgan.

2 On a monthly basis, J.P. Morgan Securities Inc., or JPMSI, acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the Basket Constituents based on mathematical rules that govern the Index and track the returns of the synthetic portfolio above cash. The weights for each Basket Constituent will be adjusted to comply with certain allocation constraints, including constraints on individual Basket Constituents, as well as the entire portfolio.

3 Volatility is a measurement of the variability of returns based on historical performance. The historical, or "realized," volatility of a portfolio can be measured in a number of ways. For the purposes of the graph, volatility is calculated based on 60 historical weekly returns. For any given day, the "annualized volatility" for each index is the annualized standard deviation of the previous 60 overlapping weekly returns preceding that day. For example, the first data point on the graph, representing November 7, 2001 displays the annualized standard deviation of the weekly returns during the 60 index days up to and including November 7, 2001. The second point on the graph displays the annualized standard deviation of the weekly returns for the 60 index days up to and including November 8, 2001. No representation is made that in the future the strategy or the S&P500® Index will have the volatilities shown above. Sources: J.P. Morgan, Bloomberg.

4 Calculated based on the annualized standard deviation of weekly returns over the past 5 years.

5 Correlation is based on weekly returns over the past 5 years. Correlation refers to the degree the applicable index has changed relative to change in the JPMorgan U.S. Sector Efficiente Index.

6 For the purpose of the analysis above, the Sharpe Ratio, which is a measure of risk adjusted performance, is computed as the annualized five year return divided by the annualized five year standard deviation.

Key Risks

- There are risks associated with a momentum-based investment strategy. This Strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performances among the sector constituents may reduce the performance of the strategy— High correlation during periods of negative returns among Sector Constituents representing any one sector or asset type which have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Strategy.
- Our affiliate, J.P. Morgan Securities Inc., or JPMSI, is the calculation agent and may adjust the strategy in a way that affects its level—The policies and judgments for which JPMSI is responsible could have an impact, positive or negative, on the level of the Strategy and the value of your investment.
- The Strategy may not be successful, may not outperform any alternative strategy, or may not achieve its target volatility of 8% or less.
- The reported level of the Index will include a deduction of an index adjustment factor, a fee, of 0.50% per annum, which is deducted daily.
- The investment strategy involves monthly rebalancing and maximum weighting caps that are applied to the Sector Constituents. Some or substantially all of the Sector Constituents may be deemed uninvested for any given month, which diminishes any potential diversification offered by the Index.
- Changes in the value of the Sector Constituents may offset each other.
- An investment in securities linked to the Strategy is subject to risks associated with the use of leverage.
- The weights for each Sector Constituent are determined, in part, by referencing the historical performance of the Signal Sector Indices rather than the historical returns of the Sector Constituents.

Key Risks (continued):

- The Index is an excess return index that tracks the return of the synthetic portfolio of each Sector Constituent minus the return from a short term cash investment. Accordingly the Index will underperform another index that tracks the same synthetic portfolio but does not deduct the return of a short term cash investment.
- The Index was established on September 2, 2009, and therefore has a limited operating history.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant disclosure statement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

"Standard & Poor's®", "S&P®", "S&P 500 Energy Total Return Index", "S&P 500 Materials Total Return Index", "S&P 500 Industrials Total Return Index", "S&P 500 Consumer Discretionary Total Return Index", "S&P 500 Consumer Staples Total Return Index", "S&P 500 Health Care Total Return Index", "S&P 500 Financials Total Return Index", "S&P 500 Information Technology Total Return Index", "S&P 500 Telecommunication Services Total Return Index", "S&P 500 Utilities Total Return Index", "Standard & Poor's 500" are trademarks of Standard & Poor's Financial Services, LLC and have been licensed for use by J.P. Morgan Securities Inc.

The J.P. Morgan U.S. Sector Efficiente Index is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in any products linked to the J.P. Morgan U.S. Sector Efficiente Index.

For more information on the Index and for additional key risk information see Page 10 of the Strategy Guide at http://www.sec.gov/Archives/edgar/data/19617/000095010309002503/dp15076_fwp-sector.htm

DISCLAIMER

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535

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